UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On July 9, 2010, Air Products sent a letter to the Airgas Board.  The full text of the letter is set forth below.

[Air Products Letterhead]

July 9, 2010

Board of Directors
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283

Ladies and Gentlemen:

After months of discussion with Airgas shareholders where we listened to their questions and received their feedback on our offer, we announced yesterday an increased offer for all outstanding shares of Airgas from $60.00 to $63.50 per share.  This offer exceeds the value Airgas could produce for shareholders through execution of your current business plan -- even assuming Airgas can meet the earnings projections it has made to investors over the past months, including for the most recent quarter ended June 30, 2010.

Since last November when we first approached Airgas regarding a business combination, the outlook for economic growth in the U.S. has weakened.  Your shareholders now face substantially more uncertainty regarding both market conditions and the ability of Airgas to deliver on its long-term plan.  Given this reality, the certainty of an all-cash offer at a substantial premium is more attractive than ever before.  As you know, our offer is fully backed by committed financing.  We have been in discussions with the FTC for several months and are convinced based on these discussions that there are no regulatory impediments to a prompt consummation of our proposed transaction.

Now is the time for you and your advisors to sit down with us to discuss completing the transaction in the best interests of the shareholders of both companies.  We believe shareholders holding more than 50% of the publicly traded shares of Airgas support our proposed combination -- and at the higher price we would expect this support to increase further.  As noted in our letter to Mr. Thomas on March 11, 2010, a frank, private exchange of views is far superior to the expense and delay inherent in the current public process around our offer.  We and our advisors are prepared to begin working with you immediately to conclude a transaction.

Sincerely,

/s/ John E. McGlade